Exhibit 99.4

February 25, 2016

Brookfield Asset Management Inc. (“BAM”)

Brookfield Place

250 Vesey Street

New York, NY 10281

Attention: Brian Kingston, Senior Managing Partner

E-mail Address: Brian.Kingston@brookfield.com

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger by and among BSREP II Retail Pooling LLC, BSREP II Retail Holdings Corp., Rouse Properties, Inc. (the “Company”) and the Guarantors listed therein, each solely for the purposes of Section 9.14 and the other provisions of Article IX of the Merger Agreement, dated as of the date hereof (the “Merger Agreement”). As a condition to the willingness of the Company to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, BAM and the Company hereby agree to the provisions set forth in this letter agreement.

1.            Schedule 13E-3.

a.            To the extent legally required, BAM (x) shall execute, and shall cause its applicable controlled Affiliates to execute, the Schedule 13E-3 and (y) shall furnish, and shall cause its applicable controlled affiliates to furnish, all information concerning such party as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. BAM hereby represents and warrants to the Company that: (i) BAM has the requisite power and authority to execute and deliver this letter agreement and to perform its covenants and obligations hereunder; (ii) the execution and delivery by BAM of this letter agreement and the performance by BAM of its covenants and obligations hereunder have been duly authorized by all necessary corporate action on the part of BAM, and no additional corporate proceedings on the part of BAM are necessary to authorize the execution and delivery by BAM of this letter agreement or the performance by BAM of its covenants and obligations hereunder; (iii) this letter agreement has been duly executed and delivered by BAM, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of BAM, enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

b.            Capitalized terms used in this letter agreement but not defined in this letter agreement shall have the meanings ascribed to such terms in the Merger Agreement.

2.            Governing Law.

a.            This letter agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter agreement, or the negotiation, execution or performance of this letter agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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b.            Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this letter agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5 hereof or in any other manner as may be permitted by applicable Law, and nothing in this Section 2 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this letter agreement, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this letter agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this letter agreement in any court other than the aforesaid courts. Each of Bam and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

3.            Amendment. Subject to applicable Law and subject to the other provisions of this letter agreement, this letter agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of BAM and the Company.

4.            Counterparts. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth its signature page hereto.

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6.            Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform their obligations under the provisions of this letter agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof (in the courts described in Section 2(b)) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this letter agreement, at law or in equity, and (ii) the right of specific enforcement is an integral part of this letter agreement the Transactions and without that right, neither the Company nor Parent would have entered into this letter agreement or the Transaction Agreements.

[Remainder of Page Intentionally Left Blank. Signatures Follow.]

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

Very truly yours,

Rouse Properties, Inc.

By:	/s/ Andrew Silberfein
Name: Andrew Silberfein Title: President and Chief Executive Officer

Address:	1114 Avenue of the Americas
Suite 2800
New York, NY 10036
Attention: Susan Elman, Executive Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Scott M. Freeman
Facsimile: 212-839-5599

Brookfield Asset Management Inc. February 25, 2016 Page 5

Accepted and Agreed as of the date first written above:

Brookfield Asset Management Inc.

By:	/s/ Brian Kingston
Name: Brian Kingston
Title: Senior Managing Partner

Address:	Brookfield Property Group

Brookfield Place

250 Vesey Street, 14th Floor

New York, NY 10281

Attention:	Brian Kingston, Senior Managing Partner

Murray Goldfarb, Managing Partner

Email:	brian.kingston@brookfield.com

murray.goldfarb@brookfield.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Michael J. Aiello

Matthew J. Gilroy

Facsimile:	212-310-8007